Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AMEDISYS, INC.

(Exact name of registrant as specified in its charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

11100 Mead Road, Suite 300

Baton Rouge, Louisiana 70816

(225) 292-2031 (phone); (225) 295-9624 (fax)

email: investor@amedisys.com

April 27, 2006

Dear Stockholder:

You are cordially invited to our 2006 Annual Meeting of Stockholders on June 8, 2006 at 4:00 p.m., central daylight time, at our corporate office, 11100 Mead Road, Suite 300, Baton Rouge, Louisiana. We look forward to updating you on developments at Amedisys.

We hope you will come to the meeting in person, but whether you do, and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided. Matters to be covered at the meeting are explained in detail in the papers following this letter.

Sincerely,

William F. Borne

Chairman and Chief Executive Officer

Amedisys, Inc.

11100 Mead Road, Suite 300

Baton Rouge, Louisiana 70816

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Amedisys, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Amedisys, Inc. (the “Company”) will be held at the Amedisys corporate office, 11100 Mead Road, Suite 300, Baton Rouge, Louisiana, at 4:00 p.m., central daylight time, on June 8, 2006, for the following purposes:

•	To elect directors

•	To consider an amendment to the Company’s 1998 Stock Option Plan

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of the Company’s common stock at the close of business on April 10, 2006, are entitled to notice of and to vote at the meeting or any adjournment thereof.

We ask that stockholders who are unable to come to the meeting read the enclosed Proxy Statement and then complete and return the enclosed Proxy Card. Stockholders who received the Proxy Card through an intermediary must deliver it in accordance with the instructions given by such intermediary.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne

Chairman and Chief Executive Officer

Baton Rouge, Louisiana

April 27, 2006

Amedisys, Inc.

11100 Mead Road, Suite 300

Baton Rouge, Louisiana 70816

PROXY STATEMENT

We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board to use at our Annual Meeting of Stockholders (the “Meeting”) to be held as indicated in the accompanying notice. This Proxy Statement is first being mailed to you on or about May 1, 2006.

We have fixed the close of business on April 10, 2006, as the date for determining who is entitled to vote at the Meeting. As of that date, there were 15,967,268 shares of our common stock outstanding, each of which has one vote.

The presence of holders of a majority of our Common Stock is needed for a quorum at the Meeting. Abstentions and broker non-votes will be counted towards a quorum. If a quorum is not present, those present may adjourn the Meeting from day to day, without notice, and directors will be elected at such adjourned meeting regardless of whether a quorum is present. Also, any other business may be done that might have been done at the original Meeting.

Directors are elected by a plurality of the votes cast at the Meeting, and any amendment to our 1998 Stock Option Plan must be approved by holders of a majority of the stock present. Abstentions and broker non-votes will have no effect on the election; abstentions will have the effect of a vote against the amendment and broker non-votes will have no effect.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct. IF YOU GIVE NO DIRECTION, THE SHARES WILL BE VOTED (i) FOR THE ELECTION OF THE PERSONS NAMED HEREIN, (ii) FOR THE PROPOSED AMENDMENT TO OUR STOCK OPTION PLAN AND (iii) IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER BUSINESS TO COME BEFORE THE MEETING.

You may revoke your proxy at any time before it is voted by filing with our Secretary a written revocation or duly executed proxy with a later date. Your proxy will be considered revoked if you attend the Meeting and vote in person.

We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and regular employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our Common Stock, and we will reimburse them for their reasonable out-of-pocket expenses.

ELECTION OF DIRECTORS

Nominees

Our bylaws provide that the number of directors will be determined by the Board, which has set the maximum number of directors at six persons and which has nominated the six persons named below for election at the Meeting. All of the nominees currently serve as directors. Each person elected will serve until the next annual meeting of stockholders and until his successor has been duly elected and has qualified. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board.

The Board maintains a Nominating and Governance Committee to recommend to the Board all nominees for election, and any stockholder who wishes to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Nomination Process.” The Board selected the nominees for election at this Meeting.

Nominees for election to the Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. In identifying candidates for membership on the Board, the Nominating and Governance Committee takes into consideration a number of factors, including: (a) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (b) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (c) the extent to which the candidate would fulfill a present need on the Board.

Our Nominating and Corporate Governance Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth above.

Certain information about the nominees is set forth below:

Name	Age	Served as Director Since
William F. Borne	48	1982
Ronald A. LaBorde	49	1997
Jake L. Netterville	67	1997
David R. Pitts	66	1997
Peter F. Ricchiuti	48	1997
Donald A. Washburn	61	2004

William F. Borne. Mr. Borne founded the Company in 1982 and has been Chief Executive Officer and a director since then.

Ronald A. LaBorde. Mr. LaBorde manages personal investments which include non-public, operating companies and is a principal of Miller-Laborde, LLC, an insurance agency that specializes in supplemental employee benefits. From 1995 to 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business. Mr. LaBorde was appointed Lead Director of the Company in February 2003.

Jake L. Netterville. Mr. Netterville was the Managing Director of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and has since been Chairman of its Board of Directors.

Mr. Netterville is a certified public accountant, has served as Chairman of the Board of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Company’s audit committee in February 2003.

David R. Pitts. Mr. Pitts has been President and CEO of Pitts Management Associates, Inc. (“PMA”) since 1981 and Chairman and CEO of PMA since 1999. PMA is a national hospital and healthcare management and consulting firm. Mr. Pitts has over forty years experience in hospital operations, healthcare planning and multi-institutional organizations, and has served in executive capacities in a number of hospitals, multi-hospital systems and medical schools. He also serves as Chairman of the Business First Bank of Louisiana and Chair of the Church Pension Group in New York City. He is certified in hospital and healthcare administration and is a Fellow of the American College of Healthcare Executives. Mr. Pitts is chairman of our Compensation Committee.

Peter F. Ricchiuti. Mr. Ricchiuti has been Assistant Dean and Director of Research of BURKENROAD REPORTS at Tulane University’s A. B. Freeman School of Business since 1993, and a Clinical Professor of Finance at Tulane since 1986.

Donald A. Washburn. Mr. Washburn, a private investor, currently serves as a director on the boards of the following publicly traded companies: (1) LaSalle Hotel Properties, a real estate investment trust; (2) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (3) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on several private company boards. Mr. Washburn is chairman of our Nominating and Governance Committee.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE PERSONS NAMED ABOVE.

Nomination Process

Stockholders may suggest a nominee for consideration by our Nominating and Governance Committee by sending the following information to our corporate Secretary, c/o 11100 Mead Road, Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Committee: (i) name, mailing address and telephone number of the stockholder, (ii) the suggested nominee’s name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve, (iv) the suggested nominee’s resume or other description of his or her background and experience and (v) the stockholder’s reasons for suggesting that the individual be considered.

A shareholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to the Board must comply with the procedures established by our Bylaws. Under our Bylaws, the nomination of persons for election to the Board may be made only (a) pursuant to our notice of meeting, (b) by or at the direction of the Board, or (c) by any stockholder of record at the time of giving of notice required by the Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures in the Bylaws.

Our Bylaws provide that for nominations to be properly brought before a meeting by a stockholder, the stockholder must have delivered to our corporate Secretary at our principal executive offices a written notice not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting; except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. The notice must set forth (a) as to each person whom the stockholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice or the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Board Committees and Meetings

The Board held 13 meetings in 2005. The Board maintains Audit, Compensation, and Nominating and Governance Committees that are all comprised solely of independent directors. The Board previously maintained an Investment Committee, which was dissolved in July 2005. Each committee operates under a written charter adopted by the Board. The Audit Committee met seven times during the year, and the Compensation Committee met three times during the year. The Nominating and Governance Committee did not meet during 2005; director nominees recommended by the Board for election at the 2005 annual meeting of the Company’s stockholders were nominated by the unanimous vote of the Company’s independent directors. Each director attended at least 75% of the total number of Board and committee meetings held on which he served.

The Audit Committee’s responsibilities are covered by its charter, which was reproduced as Appendix A to the Company’s proxy statement for the annual meeting of stockholders held on June 10, 2004.

The Audit Committee is comprised of Jake L. Netterville (Chairman), Ronald A. LaBorde, David R. Pitts, Peter F. Ricchiuti and Donald A. Washburn. The Board of Directors has determined that each member of the Audit Committee meets the definition of an “independent director” as defined by applicable Securities and Exchange Commission (“SEC”) rules and NASD Rules 4200(a)(15) and 4350(d)(2)(A), and that Messrs. Netterville and LaBorde qualify as “audit committee financial experts” as defined by SEC rulemaking and NASD Rule 4350(d)(2)(A).

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executives, approves director compensation and approves the issuance of stock options and restricted stock under our stock option plans. The Compensation Committee is comprised of David R. Pitts (Chairman), Peter F. Ricchiuti, Jake L. Netterville, Ronald A. LaBorde and Donald A. Washburn.

The Nominating and Governance Committee, formed in October 2004, recommends to the Board all nominees for election to the Board of Directors. The Nominating and Governance Committee also provides assistance to the Board in the annual evaluations of the Board and review and consideration of corporate governance practices. The Board of Directors has determined that each member of the Nominating Committee meets the definition of an “independent director” as defined by applicable SEC rules and NASDAQ Stock Market listing standards. The Nominating and Governance Committee is comprised of Donald A. Washburn (Chairman), David R. Pitts, Jake L. Netterville and Ronald A. LaBorde. A copy of the Nominating and Governance Committee charter is reproduced as Appendix A to this proxy statement.

Ronald A. LaBorde is Lead Director of the Company. The Lead Director performs the following functions: consulting with the Chairman regarding the agenda for any Board meeting, maintaining dialogue with executive management and presiding over executive sessions with non-management directors.

Compensation of Directors

During 2005, all directors other than Mr. Borne received a monthly retainer of $3,000 and meeting attendance fees of $1,000 per meeting attended in person and $500 per meeting attended via teleconference. Each director who attended the 2005 annual Board of Directors strategy session received $2,000. In addition, each director received an annual grant of restricted stock having a value of $44,000 on the date of issuance and a vesting period of 12 months from the date of grant. During 2005, the Chairman of the Audit Committee and the Lead Director received, in addition to the other fees mentioned, a monthly retainer of $1,000. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings.

Board Independence, Communication & Attendance

The Board has determined that all directors other than Mr. Borne meet the definition of independence of the NASDAQ National Market System. The Board has also determined that both Jake L. Netterville, Chairman of the Audit Committee, and Ronald A. LaBorde meet the definition of “Audit Committee Financial Expert” within the meaning of that term as defined by the SEC and NASDAQ. The independent directors meet in executive session on a regular basis without any management or non-independent directors present. Ronald A. LaBorde presides over these executive sessions as Lead Director.

Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our corporate Secretary, following the procedures described elsewhere in this Proxy Statement. Stockholders who wish to communicate with the Board on other matters should address their communications to our corporate Secretary, who is responsible for promptly disseminating such communications to the Board.

We do not have a formal policy regarding attendance by Board members at the annual stockholders meeting, and, as a matter of practice, Board members do not attend.

The Board has also adopted a Code of Ethical Business Conduct that is applicable to all our directors, officers and employees, including our executive officers. The Code is available on the “Investors” section of our internet website, www.amedisys.com, using the link entitled “Pledge to our Shareholders”. The purpose of the Code is to, among other things, deter wrongdoing and promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and public communications; compliance with applicable laws, rules and regulations; and the prompt internal reporting of violations and accountability.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our Common Stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us, we believe all such persons complied with all applicable filing requirements during 2005, except Messrs. LaBorde, Netterville, Pitts, Ricchiuti and Washburn each filed one late Form 4 (pertaining to a grant of restricted stock by the Company to each independent director) during 2005.

STOCK OWNERSHIP

The following table shows beneficial ownership of our Common Stock as of April 10, 2006, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our Common Stock, all as in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table below (“Named Executive Officers”), and (iv) all of our directors and executive officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of Common Stock.

Name	Shares Beneficially Owned(8)	Percent of Voting Power
5% Stockholders
Friess Associates, LLC(1)	1,089,600	6.8%
Lord, Abbett & Co., LLC(2)	1,038,691	6.5%
Pequot Capital Management, Inc.(3)	849,300	5.3%
Deutsche Bank(4)	860,100	5.4%

Directors(5)
Ronald A. LaBorde	57,452	*
Jake L. Netterville	65,502	*
David R. Pitts	62,502	*
Peter F. Ricchiuti	38,472	*
Donald A. Washburn	24,197	*

Named Executive Officers
William F. Borne(6)	354,248	*
Larry R. Graham(7)	149,116	*
Gregory H. Browne	32,626	*
Alice A. Schwartz	5,807	*
Jeffrey D. Jeter	24,227	*
All Executive Officers and Directors as a Group (10 Persons)	789,652	4.9%

(*)	Less than one percent.
(1)	Based upon such holder’s Schedule 13 G filed with the SEC on February 15, 2006. The address for Friess Associates LLC is 115 E. Snow King, Jackson, WY 83001.
(2)	Based upon such holder’s Schedule 13 G filed with the SEC on February 14, 2006. The address for Lord, Abbett & Co., LLC is 90 Hudson Street, Jersey City, NJ 07302.
(3)	Based upon such holder’s Schedule 13 G filed with the SEC on February 14, 2006. The address for Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT 06880.
(4)	Based upon such holder’s Schedule 13 G filed with the SEC on February 14, 2006. The address for Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.
(5)	Included in the “Shares Beneficially Owned” column for each of our directors are 1,197 shares of restricted stock, 33.34% of which will vest on June 21, 2006 and 33.33% of which will vest on each of June 21, 2007 and June 21, 2008.
(6)	Includes 15,000 shares held in trust for his minor children and 8112 shares of restricted stock, 33.34% of which will vest on June 21, 2006 and 33.33% of which will vest on each of June 21, 2007 and June 21, 2008.
(7)	Includes 7,358 shares jointly owned with his wife and 16,667 shares of restricted stock, 33.34% of which will vest on October 29, 2007 and 33.33% of which will vest on each of October 29, 2008 and October 29, 2009.
(8)	Includes shares that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. Borne, 112,201 shares; Mr. Graham, 104,922 shares; Mr. Browne, 30,834 shares; Ms. Schwartz, 3,002 shares; Mr. Jeter, 19,333 shares; Mr. LaBorde, 54,255 shares; Mr. Netterville 56,305; Mr. Pitts, 56,305 shares; Mr. Ricchiuti, 31,000 shares; and Mr. Washburn, 10,000 shares.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

The following table shows compensation to our chief executive officer and to all other executive officers whose total annual salary and bonus exceeded $100,000 during 2005.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

	Annual Compensation				Long-Term Compensation
	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards(1)(2)	Securities Underlying Options
William F. Borne	2005	$396,153	$—	$—	$259,989	51,036
Chief Executive Officer	2004	375,000	400,000	14,507	$—	41,165
	2003	350,000	375,000	175,339	$—	30,000
Larry R. Graham	2005	$315,230	$—	$—	$—	25,518
President and Chief Operating Officer	2004	263,750	200,000	9,627	$503,843	70,583
	2003	220,385	137,500	2,837	$—	25,000
Gregory H. Browne	2005	$232,788	$—	$—	$—	12,500
Chief Financial Officer	2004	197,524	112,500	1,422	$—	25,000
	2003	170,406	112,450	—	$—	25,000
Alice A. Schwartz	2005	$150,000	$30,000	$—	$—	7,500
Chief Information Officer	2004	125,730	60,000	2,327	$—	24,000
	2003	92,000	30,000	11,035	$—	5,000
Jeffrey Jeter	2005	$105,538	$30,000	$—	$—	10,000
Chief Compliance Officer	2004	95,000	60,000	1,163	$—	5,000
	2003	73,154	30,000	—	$—	1,000

(1)	At December 31, 2005, based on the closing market price per share of our common stock as of Friday, December 30, 2006 ($42.24), (a) Mr. Borne held 8,112 shares of restricted stock, the aggregate value of which was $342,650, and (b) Mr. Graham held 16,667 shares of restricted stock, the aggregate value of which was $704,014. No dividends have been paid on the shares of restricted stock awarded to Mr. Borne and Mr. Graham.
(2)	Under SFAS 123(R), the shares awarded are classified as non-vested shares. There are no additional restrictions upon vesting.

Employment Agreements

Mr. Borne entered into a three-year employment agreement with us, effective as of April 5, 2005, which provides for an automatic one-year extension of the agreement unless either party provides written notice six months before the expiration of the term. The agreement provides for a base salary of $400,000 annually. It also provides for an annual bonus up to 100% of the base salary then in effect for the applicable year if the target established by the Board for the performance-based criteria for our related fiscal year is met, annual long-term equity incentive awards (at the Board’s discretion) at an amount equal to the median market for comparable awards to chief executive officers of other companies determined by the Board to have similar attributes. Any long-term equity incentive awards made shall vest over a three-year period.

If Mr. Borne’s employment is terminated (i) due to expiration of the term, (ii) by us without cause prior to a change of control, or (iii) by Mr. Borne for our failure to meet its obligations under the agreement, Mr. Borne is entitled to receive severance compensation of two times the average for our prior three fiscal years of the sum of Mr. Borne’s base salary and bonus for each such fiscal year. If Mr. Borne’s employment is terminated due to a change of control, he is entitled to receive 2.99 times the average for the our prior three fiscal years of the sum of his base salary and bonus for each such fiscal year less the amount of the base salary and bonus that he received from the date of the change of control until the date on which Mr. Borne’s employment is terminated.

Messrs. Graham and Browne each have employment agreements with us of indefinite duration, providing for an annual base salary ($300,000 for Mr. Graham, $225,000 for Mr. Browne) with minimum yearly increases, an annual performance-based cash incentive and annual long-term equity incentive awards. The performance-based cash incentives are targeted at 50% of base salary and are based on the achievement of certain performance criteria approved by the Compensation Committee. The agreements also provide for additional benefits such as participation in employee health plans. If Mr. Graham is terminated without cause or following a change of control of the Company, he is entitled to severance compensation in an amount equal to eighteen months of his base salary. If Mr. Browne is terminated without cause he is entitled to severance compensation of six months base salary and various employee benefits, or in the case of a termination following a change of control of the Company, twelve months base salary and various employee benefits. Mr. Browne has recently announced his intention to resign from the Company, with an effective date to be determined in accordance with a supplemental employment agreement executed between him and the Company. The supplemental employment agreement provides that Mr. Browne will remain Chief Financial Officer until his replacement is named, at which time he will continue as an employee of the Company on a transitional basis for 60% of his salary until June 30, 2006, or such later date as determined in the discretion of the Chief Executive Officer. At the expiration of his employment term, the Company shall pay Mr. Browne three months salary in lieu of severance.

Stock Options

As of December 31, 2005, options to purchase 856,610 shares were outstanding under our 1998 Stock Option Plan and options to purchase 191,665 shares were outstanding under our Directors Stock Option Plan.

2005 Stock Option Grants

The following table shows grants of stock options to the current Named Executive Officers during 2005:

Name	Options Granted (Shares)	Percent of Total Options Granted To Employees	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
William F. Borne(2)	51,036	9.76%	$32.52	12/31/2014	$1,043,229	$2,643,435
Larry R. Graham(3)	25,518	4.88%	$30.10	01/31/2015	$482,798	$1,223,361
Gregory H. Browne(4)	12,500	2.39%	$30.36	05/28/2015	$238,542	$604,440
Alice A. Schwartz(5)	7,500	1.43%	$29.18	01/31/2015	$137,562	$348,568
Jeffrey D. Jeter(6)	10,000	1.91%	$29.18	01/31/2015	$183,416	$464,758

(1)	Represents the fair market value on the date of the grant.
(2)	Options vested immediately.
(3)	Options will vest 34% on February 1, 2006 and 33% on each of February 1, 2007 and February 1, 2008.
(4)	Options will vest 34% on May 29, 2006 and 33% on each of May 29, 2007 and May 29, 2008.
(5)	Options vested immediately.
(6)	Options vested immediately.

Aggregate Option Exercises in 2005

and Year-End Option Values

The following table shows option exercises by the Named Executive Officers during 2005 and the values of unexercised options held as of December 31, 2005:

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options(*)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William F. Borne	247,235	$2,464,105	112,201	—	$2,352,146	$—
Larry R. Graham	19,682	$545,193	101,916	6,333	$1,266,404	$199,437
Gregory H. Browne	65,000	$1,336,127	10,000	37,500	$200,689	$744,160
Alice A. Schwartz	23,832	$336,130	0	17,667	$16	$343,655
Jeffrey D. Jeter	—	—	17,334	3,666	$130,600	$92,726

(*)	Computed based on the differences between the fair market value at December 31, 2005 and aggregate exercise prices.

Certain Transactions

Patty Graham, the wife of Larry Graham, our President and Chief Operating Officer, is employed by us as a Senior Vice President of Marketing and received an aggregate of $135,000 in salary and bonus in 2005.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed as signatories to the report below, none of whom has ever been an officer of us or any of our subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE

The Company’s executive compensation is supervised by the Compensation Committee of the Board. The Compensation Committee seeks to provide executive compensation that will support the achievement of the Company’s financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Committee reviews executive compensation surveys and/or other available information and may from time to time consult with independent compensation consultants.

The Committee seeks to provide an overall level of compensation to executives that is competitive with the healthcare industry and other companies of comparable size and complexity. Compensation in any particular case may vary from an industry average on the basis of annual and long-term Company performance, as well as individual performance. The Committee will exercise its discretion to set compensation based on its judgment and where external, internal or individual circumstances warrant.

Compensation Philosophy

The compensation philosophy of the Company is designed to align our employees and stockholders. This philosophy applies to all employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases. The philosophy is designed for fair pay based on an employee’s role in the Company; the market value of their job; and their performance in that position. Opportunities for additional compensation rewards are offered when the Company meets or exceeds its targeted business objectives. The four core aspects of the Company’s compensation philosophy are described below:

1.	Market-driven. The Company’s compensation programs will be structured to be competitive both in their design and in the total compensation they offer.

2.	Shareholder-aligned. All employees of the Company will have some portion of their compensation aligned with the Company’s stock price or with another approved measure of shareholder value creation.

3.	Performance-based. All employees will have their compensation linked to a combination of Company, regional unit, operating unit, and/or individual performance. The specific measures of success that apply and the forms of compensation that are affected will vary by responsibilities and by position. Individual performance will be objectively assessed via a formal performance management process.

4.	Values-oriented. The design and administration of the Company’s compensation programs will be guided by, and supportive of, the Company’s value and commitment to diversity. The Company’s assessments of individual performance will measure results and the extent to which each employee is living the Company’s values.

Compensation Program Components

In general, the Company compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of equity awards. The Compensation Committee regularly reviews the Company’s executive compensation program to ensure that pay levels and incentive opportunities reflect the performance of the Company. For example, in 2004 the Compensation Committee directly engaged an outside compensation consultant to provide an independent analysis of the Company’s compensation program for its Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer. The analysis completed by this independent consultant reflected base pay, levels of annual cash incentives and long-term equity incentive grants for a peer group of companies. The Compensation Committee targeted the 50th percentile of the peer group analyzed for evaluating individual compensation levels.

Generally, the Compensation Committee believes both the individual components of compensation, as well as total compensation, are equitable and competitive. Each element of the compensation program for executive officers is further explained below.

Base Salary. Base salary levels for the Company’s executive officers are set generally to be competitive in relation to the salary levels of executive officers in other companies with the healthcare industry or other companies of comparable size, taking into consideration the position’s complexity, responsibility and need for special expertise. In reviewing salaries in individual cases, the Company also takes into account individual experience and performance.

Annual Incentive Compensation. The Compensation Committee has historically structured bonuses as incentive compensation. Payment of bonuses have generally been dependent upon the Company’s achievement of budgeted operating income targets and, to a lesser degree, individual bonuses based on individual’s performance have also been awarded.

Other Compensation. In addition to cash and equity compensation programs, the executive officers participate in various other employee benefit plans. Executive officer participation in various clubs, organizations, and associations that may also be funded by the Company.

Long-Term Incentive Compensation. The Company provides long-term incentive compensation through its stock option plan. The number of shares covered by any grant is generally determined by the then-current stock price, subject in certain circumstances to vesting requirements. In special cases, however, grants may be made to reflect increased responsibilities or reward extraordinary performance.

Chief Executive Officer Compensation. Mr. Borne’s annual base salary is currently $400,000 per year, effective April 1, 2005, pursuant to his 2005 employment agreement.

Bonuses. In the discretion of the Board of Directors, Mr. Borne, Mr. Graham and Mr. Browne did not receive bonuses in respect of the fiscal year ended December 31, 2005.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986 (as amended) currently imposes a $1 million dollar limitation on the deductibility of certain compensation paid to the Company’s executive officers. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective performance standards. In general, the Company believes that the long-term stock option awards offered to executives qualify for exclusion from the $1 million limitation. Compensation paid in 2005 subject to the Section 162(m) cap is not expected to exceed $1 million for any officer. Therefore, the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Company’s Named Executive Officers for 2005.

The Compensation Committee continues to consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for nondeductibility if the Compensation Committee concluded that this was in the Company’s best interests.

Members of the Compensation Committee:

David R. Pitts (Chairman)

Ronald A. LaBorde

Jake L. Netterville

Peter F. Ricchiuti

Donald A. Washburn

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee consists of five directors, each of whom has been determined by the Board to be independent within the meaning of applicable rules of the NASDAQ Stock Market and the SEC. The Audit Committee’s responsibilities are detailed in its charter, which was reproduced as Appendix A to the Company’s proxy statement for the annual meeting of stockholders held on June 10, 2004.

In carrying out its functions, the Committee provides independent and objective oversight of the performance of the Company’s financial reporting process, system of internal controls and legal and regulatory compliance system. The Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning the Company’s financial and compliance position and affairs. The Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and is empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

The Committee met seven times during 2005. In overseeing the preparation of the Company’s financial statements, the Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. In addition, the Committee met with the Company’s independent auditors, with and without management present, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the statements with both management and the independent auditors. The Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). With respect to the Company’s independent auditors, the Committee, among other things, discussed with KPMG LLP matters relating to its independence, including the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has determined that the rendering of all permitted non-audit services by the Company’s independent auditors is compatible with maintaining the auditor’s independence. On the basis of these reviews and discussions, the Committee recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Members of the Audit Committee:

Jake L. Netterville (Chairman)

Ronald A. LaBorde

David R. Pitts

Peter F. Ricchiuti

Donald A. Washburn

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

Our financial statements for 2005 and 2004 were audited by KPMG LLP, which will remain as our auditors until replaced by the Board upon the recommendation of the Audit Committee. Representatives of KPMG LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

Fees

The following summarized the fees billed to us and our subsidiaries by KPMG LLP for professional services rendered in 2005 and 2004.

	Year ended December 31,
	2005		2004
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees	$1,305,483	49.18%	$1,126,071	68.24%
Audit-related fees	$48,443	1.82%	$55,000	19.29%
Tax fees	$221,866	8.36%	$204,927	12.42%
All other fees	$1,078,838	40.64%	$264,259	0.05%

Total fees	$2,654,630	100.00%	$1,650,257	100.00%

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q, services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and services that generally only the independent auditors can provide. Audit-related fees include reviews of Securities and Exchange Commission comment letters and equity offerings. All other fees include due diligence in connection with acquisitions and accounting consultations. Tax fees include tax compliance and limited consulting services.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by our Audit Committee. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PERFORMANCE GRAPH

The Performance Graph set forth below compares the cumulative total stockholder return on the Common Stock for the five-year period ended December 31, 2005, with the cumulative total return on the NASDAQ composite index and a peer-group index over the same period (assuming the investment of $100 in the Common Stock, the NASDAQ composite index and the peer group) on December 31, 2000 and the reinvestment of dividends. The peer group selected by the Company is comprised of: National Home Health Care Corp. (“NHHC”), American HomePatient, Inc. (“AHOM”), Gentiva Health, Inc. (“GTIV”) and Pediatric Services of America, Inc. (“PSAI”) The cumulative total stockholder return on the following graph is not necessarily indicative of future stockholder return. No cash dividends have been declared on the Common Stock.

Cumulative Total Returns as of December 31,

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Amedisys	$100.00	$161.10	$139.00	$349.00	$745.60	$972.40
Peer Group	$100.00	$196.80	$184.10	$234.70	$328.30	$298.10
NASDAQ Composite	$100.00	$78.90	$54.10	$81.10	$88.10	$89.30

PROPOSED AMENDMENT TO 1998 STOCK OPTION PLAN

Our 1998 Stock Option Plan (the “Plan”) currently provides that up to 2,125,000 shares of Common Stock may be awarded in stock options and restricted stock, subject to adjustment as provided in the Plan. Under the Plan at April 17, 2006, 24,779 shares of restricted stock had been awarded and options to purchase 802,019 shares of Common Stock were outstanding.

We currently have total outstanding options or restricted stock with respect to 826,798 shares, which equals approximately 5.2 percent of our outstanding Common Stock or approximately 5.1 percent of our outstanding common stock plus shares available for issuance under the Plan. The Plan currently has 282,830 shares available for grant.

The purpose of the Plan is to increase stockholder value and to promote our long-term growth and profitability by furnishing incentives to strengthen the mutuality of interests between our directors, officers, other employees and stockholders.

The Board of Directors has approved a proposed amendment to the Plan that would increase the number of shares available under the Plan by 1,000,000 shares, to a total of 3,125,000 shares, subject to future adjustment as provided in the Plan. The Board has recommended this amendment so that it can continue to reward officers and other key employees with the opportunity to acquire a proprietary interest in our company as an additional incentive to promote our success and remain in our employ.

Adoption of the proposed amendment to the Plan requires the affirmative vote of the holders of a majority of the outstanding shares present or represented at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE PLAN.

STOCKHOLDER PROPOSALS

Any stockholder who wants to present a proposal for consideration at our 2007 Annual Meeting should note that we must receive their proposal no earlier than March 10, 2007 and no later than April 9, 2007 in order for the proposal to be eligible for inclusion in our 2007 proxy statement and form of proxy relating to that meeting.

Under our Bylaws, a proposal of business to be considered by our stockholders may be made at an annual meeting of stockholders (a) pursuant to our notice of meeting, (b) by or at the direction of the Board or (c) by any stockholder who was a stockholder of record at the time of giving of the notice provided for in the Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Bylaws. Our Bylaws are filed with the SEC, and shareholders should refer to the Bylaws for a complete description of the requirements.

For business other than nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our corporate Secretary, and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting; except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Such notice shall set forth (a) as to any business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the class and number of shares of our Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner.

A stockholder must also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder. Nothing in the Bylaws, however, shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors or propose other business under specified circumstances.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne

Chairman and Chief Executive Officer

April 27, 2006

APPENDIX A

Amedisys, Inc.

Nominating and Corporate Governance

Committee Charter

The Board of Directors of Amedisys, Inc. (the “Company”) shall appoint from its members a Nominating and Corporate Governance Committee. This Charter defines the role, authority and responsibility of the Nominating and Governance Committee.

Purposes and Responsibilities

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to:

•	Identify individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board;

•	Select, or recommend that the Board select, director nominees to be presented for stockholder approval at the next annual meeting of stockholders;

•	Select, or recommend to the Board, director nominees to fill vacancies on the Board as necessary;

•	Develop and recommend to the Board of Directors for approval a set of corporate governance principles applicable to the Company; and

•	Oversee the evaluation of the Board of Directors, its committees and management.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This Committee will annually evaluate its own performance.

Committee Membership

The Committee will be comprised of at least two members. The Committee will be composed entirely of directors who meet the definition of “independent” under the listing standards of the NASDAQ. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees, as the Committee may deem appropriate, provided that the subcommittees are composed entirely of independent directors.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. A majority of the members of the Committee shall constitute a quorum. Concurrence of a majority of the quorum (or, in case a quorum at the time consists of two members of the Committee, both members present) shall be required to take formal action of the Nominating and Corporate Governance Committee. Written minutes shall be kept for all formal meetings of the Committee.

As permitted by Section 141 of the Delaware General Corporation Law, the Committee may act by unanimous written consent, and may conduct meetings via conference telephone or similar communication equipment.

Committee Authority

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a search firm to be used to identify director candidates. The Committee shall have sole authority to retain and terminate any such search firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

Adopted by the Board of Directors on July 27, 2005

A-1

Amedisys, Inc.

Annual Meeting Of Stockholders

June 8, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints William F. Borne and Gregory H. Browne the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys Corporate Office, 11100 Mead Road, Suite 300, Baton Rouge, Louisiana, on June 8, 2006 at 4:00 p.m. (CDT), and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes:

(Continued and to be signed on reverse side)

☒	Please mark your votes as in this example.

In their discretion on such other matters as may properly come before the meeting of any adjournment thereof.

1.	To elect directors.	FOR ☐	WITHHOLD ☐	Nominees:	William F. Borne Ronald A. LaBorde Jake L. Netterville David R. Pitts Peter F. Ricchiuti Donald A. Washburn

For, except vote withheld from the following nominee(s):

2.	To amend the Company’s 1998 Stock Option Plan to increase the number of shares authorized for issuance under the Plan from 2,125,000 to 3,125,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE FOR THE PLAN AMENDMENT AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.

SIGNATURE SIGNATURE IF JOINTLY HELD PRINTED NAME(S) DATED:

NOTE: Please sign exactly as name appears on the stock certificate(s). Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.